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Exhibit 4.1

FLOW INTERNATIONAL CORPORATION

$35,000,000 13% Senior Subordinated Notes, due April 30, 2008
and
Warrants to Purchase Common Stock

NOTE PURCHASE AGREEMENT

Dated as of April 30, 2001

TABLE OF CONTENTS

(Not a part of the Agreement)

i

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS
SCHEDULE B	—	DEFINED TERMS
SCHEDULE 4.10	—	Changes in Corporate Structure
SCHEDULE 5.4	—	Capital Stock; Subsidiaries of the Company and Ownership of Subsidiary Stock; Affiliates; Directors and Officers
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.6.	—	Restrictive Agreements
SCHEDULE 5.8	—	Certain Litigation
SCHEDULE 5.11	—	Patents, etc.
SCHEDULE 5.14	—	Use of Proceeds
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 10.5	—	Existing Guaranties
SCHEDULE 10.6	—	Existing Liens
EXHIBIT 1	—	Form of 13% Senior Subordinated Notes, due April 30, 2008
EXHIBIT 2	—	Form of Warrant
EXHIBIT 4.4(a)	—	Form of Opinion of Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

FLOW INTERNATIONAL CORPORATION
23500 - 64th Avenue South
Kent, Washington 98032

$35,000,000 13% Senior Subordinated Notes, due April 30, 2008
and
Warrants to Purchase Common Stock

Dated as of
April 30, 2001

TO THE PURCHASER LISTED IN
THE ATTACHED SCHEDULE A
WHICH IS A SIGNATORY HERETO:

Ladies and Gentlemen:

    FLOW INTERNATIONAL CORPORATION, a Washington corporation (the "Company"), agrees with you as follows:

SECTION 1.  AUTHORIZATION OF NOTES.

    The Company will authorize the issue and sale of (a) $35,000,000 aggregate principal amount of its 13% Senior Subordinated Notes, due April 30, 2008 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement or the Other Agreements (as hereinafter defined)) and (b) the Warrants of the Company referred to Section 2.2. The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2.  SALE AND PURCHASE OF NOTES; WARRANTS; AND SUBSIDIARY GUARANTY.

    Section 2.1.  Sale and Purchase of Notes.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to you, and you will purchase from the Company, at the Closing provided for in Section 3, Notes and Warrants in the amounts specified opposite your name in Schedule A. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "Other Agreements") identical with this Agreement with each of the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes and Warrants in the amounts specified opposite its name in Schedule A. The aggregate purchase price for the Notes and the Warrants to be purchased by you shall equal 100% of the principal amount of the Notes set forth opposite your name in Schedule A. Your obligation hereunder, and the obligations of the Other Purchasers under the Other Agreements, are several and not joint obligations, and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or nonperformance by any Other Purchaser thereunder.

    Section 2.2.  Warrants to Purchase Common Stock.  In consideration of, and as an inducement to, your purchase of the Notes, the Company agrees to deliver to you and the Other Purchasers on the date of the Closing warrants of the Company in the form of Exhibit 2 attached hereto to purchase in the aggregate 859,523 shares Common Stock of the Company (constituting 5.25% of the fully diluted shares of the Common Stock of the Company as of the date of Closing) for an exercise price of $0.01 per share (the "Warrants"). The number of shares which may be acquired upon the exercise of the Warrants and the price per share are subject to adjustment in the manner and on the terms and conditions set forth in the Warrants.

    Section 2.3.  Issue Price; Original Issue Discount.  The Company and you agree that for purposes of Section 1273(b) of the Code and Treasury Reg. Section 1.1275-3(b) the aggregate issue price of the Notes and the Warrants is $35,000,000; the portion of this issue price allocable under Treasury Reg. Section 1.1273-2(h) to the Notes and the Warrants is $25,722,571.00 and $9,277,429.00, respectively; for purposes of Section 1273 of the Code, the Notes have original issue discount of $9,277,429.00; the issue date of the Notes is May 31, 2001; and the yield to maturity of the Notes for purposes of Treasury Reg. Section 1.1272-1(b) is 20.5923%. These shall be the values ascribed to the Notes and Warrants by the Company, you, the Other Purchasers and any subsequent holder of the Notes and/or the Warrants for all purposes, including the preparation of tax returns and the preparation of the Company's financial statements. In addition, the Company and you agree that the Notes and Warrants constitute an applicable high yield debt obligation as defined by Section 163(i) of the Code. The Company agrees to timely provide you with written information regarding the amount of the disqualified portion that accrues on the Notes and that would be treated as a dividend under Section 163(e)(5) for each year so that you may report appropriately corresponding amounts on your income tax returns.

SECTION 3.  CLOSING.

    The sale and purchase of the Notes and the Warrants to be purchased by you and the Other Purchasers shall occur at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time, at a closing (the "Closing") on May 31, 2001. At the Closing the Company will deliver to you (a) the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), and (b) the Warrants to be purchased by you in the form of a single Warrant (or such greater number of Warrants in denominations of at least 1000 shares as you may request) dated the date of Closing and registered in your name (or in the name of your nominee), all against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company specified in the instructions delivered pursuant to Section 4.12 hereof. If at the Closing the Company shall fail to tender such Notes or Warrants to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

SECTION 4.  CONDITIONS TO CLOSING.

    Your obligation to purchase and pay for the Notes and Warrants to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

    Section 4.1.  Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be correct when made and (unless specifically limited to an earlier date) at the time of the Closing.

    Section 4.2.  Performance; No Default.  The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the Warrants required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes and Warrants (and the application of the proceeds thereof as contemplated by Schedule 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Company's most recent report filed with the Securities and Exchange Commission on Form 10-Q that would have been prohibited by Sections 10.1, 10.3 or 10.6 hereof had such Sections applied since such date.

  Section 4.3.  Compliance Certificates.

    (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.10 have been fulfilled.

    (b) Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the Agreements and the Warrants.

    Section 4.4.  Opinions of Counsel.  You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Preston Gates & Ellis LLP, counsel for the Company covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Chapman and Cutler, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

    Section 4.5.  Purchase Permitted by Applicable Law, etc.  On the date of the Closing your purchase of the Notes and Warrants shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

    Section 4.6.  Consent of Holders of Other Indebtedness and Securities.  Any consents or approvals required to be obtained from any holder or holders of any outstanding Indebtedness or Security of the Company or any Subsidiary and any amendments of agreements pursuant to which any Indebtedness or Security may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to you and your special counsel.

    Section 4.7.  Sale of Other Notes and Warrants.  Contemporaneously with the Closing, the Company shall sell to the Other Purchasers, and the Other Purchasers shall purchase, the Notes and Warrants to be purchased by them at the Closing as specified in Schedule A.

    Section 4.8.  Payment of Special Counsel Fees.  Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

    Section 4.9.  Private Placement Numbers.  Private Placement Numbers issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes and the Warrants.

    Section 4.10.  Changes in Corporate Structure.  Except as specified in Schedule 4.10, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

    Section 4.11.  Casualty and Liability Insurance.  On the date of the Closing, you shall have received from the Company a certificate dated the date of the Closing in form and substance reasonably satisfactory to you and your special counsel certifying to the maintenance of casualty and liability insurance on the Company's properties and operations and the payment of all premiums due thereon.

    Section 4.12.  Funding Instructions.  At least three Business Days prior to the date of the Closing, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number, (c) the account name and number into which the purchase price for the Notes and Warrants is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.

    Section 4.13.  Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to you that:

    Section 5.1.  Organization; Power and Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements, the Notes and the Warrants and to perform the provisions hereof and thereof.

    Section 5.2.  Authorization, etc.  This Agreement, the Other Agreements, the Warrants and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Warrants constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    Section 5.3.  Disclosure.  The Company has delivered to you and each Other Purchaser the Offering Materials relating to the transactions contemplated hereby. The Offering Materials fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Offering Materials and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since April 30, 2000, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Offering Materials.

    Section 5.4.  Company Capital Stock; Subsidiaries; Affiliates.  (a) The authorized, issued and outstanding Capital Stock of the Company is set forth in Schedule 5.4. All of the outstanding Capital Stock of the Company has been validly issued and is fully paid and non-assessable. No stockholders of the Company are entitled to any preemptive rights with respect to the Common Stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any warrants, options, convertible Securities or preemptive or other rights for the purchase, or is a party or is bound by any agreement or other instrument restricting or affecting the issuance, of capital stock of the Company or any of its Subsidiaries, other than the Warrants and as set forth Schedule 5.4. The shares of Common Stock issuable upon exercise of the Warrants have been duly authorized by the Company and reserved solely for the purpose of delivery upon exercise of the Warrants and, if and when exercised in compliance with the terms and provisions of the Warrants, will be validly issued, fully paid and nonassessable shares. Neither the Company nor any of its Subsidiaries or, to the Company's knowledge, any of their respective stockholders is a party to any agreement, document or instrument relating to voting or similar requirements with respect to actions taken or to be taken by the board of directors or stockholders of the Company or any Subsidiary, except as set forth in Schedule 5.4.

    (b) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

    (c) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

    (d) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. Each Guarantor has the power and authority to execute and deliver the Subsidiary Guaranty and to perform the provisions thereof.

    (e) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

    Section 5.5.  Financial Statements.  The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

    Section 5.6.  Compliance with Laws, Other Instruments, etc.  (a) The execution, delivery and performance by the Company of this Agreement, the Warrants and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected (including, without limitation, the Senior Credit Agreement and the Private Placement Agreement), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

    (b) Neither the Company nor any Subsidiary is a party to or bound by any contract, indenture, agreement, instrument, order of any court, or governmental agency rule or regulation, or any note, debenture, bond or other Security which contains provisions expressly limiting or restricting the ability of the Company to execute, deliver and perform this Agreement and the Warrants or to incur the Indebtedness evidenced by the Notes, except as set forth in Schedule 5.6. Each of the limitations and restrictions set forth on Schedule 5.6 either (x) is not violated by the execution, delivery and performance of this Agreement and the Warrants and the incurrence of the Indebtedness evidenced by the Notes or (y) has been consented to or otherwise waived pursuant to written instruments, copies of which have been delivered to you.

    Section 5.7.  Governmental Authorizations, etc.  No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Warrants or the Notes.

    Section 5.8.  Litigation; Observance of Agreements, Statutes and Orders.  (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    Section 5.9.  Taxes.  The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended April 30, 1996.

    Section 5.10.  Title to Property; Leases.  The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases that individually or in the aggregate are Material, and all of such leases are valid and subsisting and are in full force and effect in all material respects.

    Section 5.11.  Licenses, Permits, etc.  Schedule 5.11 correctly describes all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, owned or otherwise possessed by the Company and its Subsidiaries that individually or in the aggregate are Material. Except as disclosed in Schedule 5.11,

      (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others (other than conflicts which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect);

      (b) to the best knowledge of the Company, no product of the Company infringes in any Material respect any valid and enforceable license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

      (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

    Section 5.12.  Compliance with ERISA.  (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

    (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meanings specified in section 3 of ERISA.

    (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

    (d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

    (e) The execution and delivery of this Agreement and the issuance and sale of the Notes and the Warrants hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

    Section 5.13.  Private Offering by the Company.  Neither the Company nor anyone acting on its behalf has offered the Notes, the Warrants or any similar Security for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than you, the Other Purchasers and not more than 28 other Institutional Investors, each of which has been offered the Notes and the Warrants at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the Warrants to the registration requirements of Section 5 of the Securities Act.

    Section 5.14.  Use of Proceeds; Margin Regulations.  (a) The Company will apply the proceeds of the sale of the Notes and the Warrants as set forth in Schedule 5.14. After giving effect to the consummation of the sale of the Notes and Warrants and the application of the proceeds therefrom, the Company shall have the ability under the terms of the Senior Credit Agreement to draw not less than $11,000,000 of revolving loans under the Senior Credit Agreement.

    (b) No part of the proceeds from the sale of the Notes and the Warrants hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company do not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

    Section 5.15.  Existing Indebtedness; Future Liens.  (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of May 25, 2001, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

    (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.6.

    (c) No Subsidiary is a party to any Guaranty of Indebtedness of the Company, other than Spider Staging Corporation ("Spider") and Rampart Waterblast Corporation ("Rampart") which are parties to Guaranties in favor of the holders of the Notes issued under the Private Placement Agreement. On the date of the Closing, neither Spider nor Rampart transacts any business or owns any assets.

    Section 5.16.  Foreign Assets Control Regulations, etc.  Neither the sale of the Notes or the Warrants by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The representation by the Company in the first sentence of this

Section 5.16 is made in reliance upon and subject to the accuracy of your representation in the last sentence of Section 6.1.

    Section 5.17.  Status under Certain Statutes.  Neither the Company nor any Subsidiary is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

    Section 5.18.  Environmental Matters.  Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing:

      (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

      (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

      (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

    Section 5.19.  Effect of Earthquake.  The effects of the earthquake which occurred on February 28, 2001 in the State of Washington and its impact on the business, operations and properties of the Company and its Subsidiaries have not had, to date, and could not hereafter reasonably be expected to have, a Material Adverse Effect.

    Section 5.20.  Solvency and Consideration.  (a) On the date of Closing, the Company is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and a present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become due and matured. The Company does not intend to incur, nor does it believe, that it will incur, debts beyond its ability to pay such debts as they become due. The Company will not be rendered insolvent by, nor does it intend to hinder, delay or defraud its creditors by or through, the execution, delivery and performance of its obligations under or in respect of this Agreement, the Other Agreements, the Warrants and the Notes.

    (b) There will be provided to the Company and each of its Subsidiaries a substantial economic benefit and adequate consideration for the execution and delivery of this Agreement, the Other Agreements, the Warrants and the Notes because, among other reasons, the proceeds of the sale of the Notes will be used in the manner set forth in Schedule 5.14 and therefore will enhance the financial position of the Company and its Subsidiaries taken as a whole.

    Section 5.21.  Employee Controversies.  There are no Material controversies pending or, to the knowledge of the Company, threatened or anticipated between the Company or any of its Subsidiaries and any of their respective employees, and there are no labor disputes, grievances, arbitration proceedings or any strikes, work stoppages or slowdowns pending, or threatened, between the Company or any of its Subsidiaries and their respective employees and representatives.

SECTION 6.  REPRESENTATIONS OF THE PURCHASER.

    Section 6.1.  Purchase for Investment.  You represent that you are purchasing the Notes and the Warrants for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that neither the Notes nor the Warrants have been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes or the Warrants, except as expressly provided in the Warrants. You further represent that you are not a proscribed person referred to in the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

    Section 6.2.  Source of Funds.  You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes and the Warrants to be purchased by you hereunder:

      (a) the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile; or

      (b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

      (c) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

      (d) the Source is a governmental plan; or

      (e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

      (f)  the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

    If you or any subsequent transferee of the Notes indicates that you or such transferee are relying on any representation contained in paragraph (b), (c) or (e) above, the Company shall deliver on the date of Closing and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a "disqualified person" (as defined in section 4975(e)(2) of the Internal Revenue Code of 1986, as amended), with respect to any plan identified pursuant to paragraphs (b) or (e) above, or (ii) with respect to any plan, identified pursuant to paragraph (c) above, neither it nor any "affiliate" (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (c) above or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan. As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.  INFORMATION AS TO COMPANY.

    Section 7.1.  Financial and Business Information.  The Company shall deliver to each holder of Notes that is an Institutional Investor:

      (a) Quarterly Statements—within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

        (i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

        (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

      (b) Annual Statements—within 90 days after the end of each fiscal year of the Company, duplicate copies of:

        (i)  a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

        (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

  setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

      (c) SEC and Other Reports—promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

      (d) Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

      (e) ERISA Matters—promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

        (i)  with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

        (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

        (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

      (f)  Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

      (g) Notices Regarding Senior Indebtedness—concurrently with the delivery to the holders of Senior Indebtedness, copies of (i) all notices, reports and financial information delivered to the holders of Senior Indebtedness which are not otherwise required to be delivered to the holders of the Notes pursuant to this Section 7.1, and (ii) copies of all requests for amendments and waivers delivered to the holders of Senior Indebtedness and final copies of all amendments and waivers executed and delivered by the Company and its Subsidiaries from time to time in respect of any Senior Indebtedness; and

      (h) Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

    Section 7.2.  Officer's Certificate.  Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

      (a) Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 9.6 through Section 9.9, Section 10.4 and Section 10.7 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

      (b) Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

    Section 7.3.  Inspection.  The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

      (a) No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times during normal business hours and as often as may be reasonably requested in writing; and

      (b) Default—if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

SECTION 8.  PREPAYMENT OF THE NOTES.

    Section 8.1.  Required Prepayments.  In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on April 30, 2007, it will prepay and apply and there shall become due and payable on the principal Indebtedness evidenced by the Notes an amount equal to the lesser of (a) $17,500,000 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on April 30, 2008. No prepayment charge shall be payable in connection with any required prepayment made pursuant to this Section 8.1.

    In the event that the Company shall prepay less than all of the Notes pursuant to Section 8.2 or shall purchase less than all of the Notes pursuant to Section 8.6, the amounts of the prepayments required by this Section 8.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to Section 8.2 or purchased pursuant to Section 8.6 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

    Section 8.2.  Optional Prepayment.  On or after April 30, 2004, the Company may, at its option, upon notice as provided below, prepay all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus a prepayment charge equal to the applicable percentage set forth below of the principal amount of the Notes or portion thereof then being prepaid:

If Prepayment Is Made During the 12-Month Period Ending April 30	Percentage of Principal Amount
2005	6.50%
2006	4.25%
2007	2.00%
2008	None

The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and the prepayment charge, if any, to be paid in connection with such prepayment.

    Section 8.3.  Prepayment Upon Change of Control.  In the event that any Change of Control shall occur or the Company shall have knowledge of any proposed Change of Control that is likely to occur, the Company will give written notice (the "Company Notice") of such fact in the manner provided in Section 19 hereof to the holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and, in the case of a Change of Control of which the Company had no prior knowledge, no later than five Business Days following the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this Section 8.3 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this Section 8.3, (3) offer in writing to prepay all, but not less than all, of the outstanding Notes, together with accrued interest to the date of prepayment, plus a prepayment charge equal to 1.00% of the principal amount of the Notes being prepaid, and (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 45 days nor less than 20 days following the date of such Company Notice (subject to deferral as provided in this Section 8.3). Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder in full by written notice to the Company (a "Noteholder Notice") given not later than 15 days after receipt of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by holders which have so accepted such offer of prepayment; provided that the obligation of the Company to prepay the Notes pursuant to the requirement of this Section 8.3 is subject to the occurrence of the Change of Control giving rise to such notice of optional prepayment. In the event that such Change of

Control does not occur on the date specified for prepayment, the prepayment shall be deferred until and shall be made on the date on which such Change of Control actually occurs. The Company shall keep the holders of the Notes reasonably and timely informed of any such deferral of the Change of Control Prepayment Date and the date on which such Change of Control is expected to occur. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, plus a prepayment charge equal to 1.00% of the principal amount of the Notes being prepaid. In no event will the Company take any action to consummate or finalize a Change of Control unless contemporaneously with such action the Company prepays all Notes required to be prepaid pursuant to this Section 8.3.

    For purposes of this Section 8.3:

      "Acquiring Person" means a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

      "Change of Control" means the earliest to occur of: (a) the date a tender offer or exchange offer results in an Acquiring Person, directly or indirectly, beneficially owning more than 50% of the Voting Stock of the Company then outstanding, or (b) the date an Acquiring Person becomes, directly or indirectly, the beneficial owner of more than 50% of the Voting Stock of the Company then outstanding, or (c) the date of a merger between the Company and any other Person, a consolidation of the Company with any other Person or an acquisition of any other Person by the Company, if immediately after such event, the Acquiring Person shall hold more than 50% of the Voting Stock of the Company outstanding immediately after giving effect to such merger, consolidation or acquisition, or (d) the replacement (other than solely by reason of retirement, death or disability) of more than 50% of the members of the Board of Directors of the Company over a 12-month period from the directors who constituted such Board of Directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such 12 month period or whose election as members of the Board of Directors was previously so approved.

      "Voting Stock" means Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

    Section 8.4.  Allocation of Partial Prepayments.  In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

    Section 8.5.  Maturity; Surrender, etc.  In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable prepayment charge, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and prepayment charge, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

    Section 8.6.  Purchase of Notes.  The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

    Section 8.7.  Make-Whole Amount.  The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

      "Called Principal" means, with respect to any Note, the principal of such Note that has become or is declared to be immediately due and payable pursuant to Section 13.1.

      "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

      "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "PX1" on the Bloomberg Financial Markets Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Markets Services Screen) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

      "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

      "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 13.1.

      "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal has become or is declared to be immediately due and payable pursuant to Section 13.1.

SECTION 9.  AFFIRMATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

    Section 9.1.  Compliance with Law.  The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 9.2.  Insurance.  The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

    Section 9.3.  Maintenance of Properties.  The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 9.4.  Payment of Taxes and Claims.  The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

    Section 9.5.  Corporate Existence, etc.  The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Section 10.3, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

    Section 9.6.  Fixed Charge Coverage Ratio.  For each four consecutive fiscal quarters, the Company shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of at least 1.25 to 1.

      As used herein:

        "Fixed Charge Coverage Ratio" shall mean the quotient obtained by dividing (a) the sum of Cash Flow by (b) the sum of Fixed Charges.

        "Cash Flow" shall mean the Company's net income after taxes, plus interest expense, depreciation and amortization, and less the aggregate amount of any dividends issued.

        "Fixed Charges" shall mean the Company's interest expense, plus its current portion of any long-term debt.

    Section 9.7.Funded Debt Ratio.  As of the end of each fiscal quarter, the Company shall maintain, on a consolidated basis, a Funded Debt Ratio of not more than 5.00 to 1.

      As used herein:

      "Funded Debt Ratio" shall mean as of the end of any fiscal quarter, the quotient obtained by dividing (a) Funded Debt as of the end of such fiscal quarter by (b) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that the Company has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary.

      "EBITDA" shall mean pre-tax net income (or pre-tax net loss) of the Company and its Subsidiaries, plus, the sum of (i) interest expense, (ii) depreciation expense, (iii) depletion expense, and (iv) amortization expense.

    Section 9.8.  Minimum Net Worth.  The Company shall maintain, on a consolidated basis, as at the end of each fiscal quarter, a Tangible Net Worth equal to or greater than the then applicable Minimum Net Worth.

    As used herein, "Minimum Net Worth" shall mean $25,000,000, plus cumulative quarterly increases equal to fifty percent (50%) of the Company's net income for all fiscal quarters ending on or after July 31, 1999, excluding any adjustments thereto for losses, plus all amounts contributed to the Company as equity at any time after September 1, 1999.

    Section 9.9.  Senior Funded Debt Ratio.  The Company shall maintain, on a consolidated basis, a Senior Funded Debt Ratio of not more than (a) 3.75 to 1 as at the fiscal quarters ending April 30, 2001, July 31, 2001 and October 31, 2001; and (b) 3.50 to 1 as at the fiscal quarters ending January 31, 2002 and thereafter.

    As used herein, "Senior Funded Debt Ratio" shall mean, as of the end of any fiscal quarter, the quotient obtained by dividing (A) Senior Funded Debt as of the end of such fiscal quarter by (B) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that the Company has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary.

    Section 9.10.  Guaranties from Subsidiaries.  The Company will cause each Subsidiary which delivers a Guaranty to any holder of Senior Indebtedness of the Company, to concurrently enter into a Guaranty (a "Subsidiary Guaranty"), and within three Business Days thereafter shall deliver to each of the holders of the Notes the following items:

      (a) an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;

      (b) a certificate signed by the President, a Vice President or another authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;

      (c) such documents and evidence with respect to such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty; and

      (d) an opinion of counsel satisfactory to the Required Holders to the effect that such Subsidiary Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

SECTION 10.  NEGATIVE COVENANTS.

    The Company covenants that so long as any of the Notes are outstanding:

    Section 10.1.  Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

    Section 10.2.  Dividends, Purchase of Stock, Etc.  During the continuance of any Default or Event of Default, or if such payment or distribution would result in a Default or Event of Default, the Company shall not, and shall cause each Subsidiary to not, (a) declare or pay any dividend (except dividends payable in its capital stock) on any shares of any class of its capital stock or (b) apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company.

    Section 10.3.  Liquidation, Merger, Sale of Assets.  (a) Neither the Company nor any Subsidiary shall liquidate, dissolve or enter into any consolidation, joint venture, partnership or other combination or sell, lease, or dispose of (including through transfers to any Subsidiary that has not executed a guaranty pursuant to Section 9.10) all or any substantial portion of its business or assets (excepting sales of goods in the ordinary course of business).

    (b) Neither the Company nor any Subsidiary shall merge with any other Person except that the Company or any Subsidiary may merge with another Person engaged in business similar or related to the Company's, provided that (1) such a merger is an Acquisition, (2) prior to such Acquisition, no Default or Event of Default has occurred nor is continuing and such Acquisition shall not cause a Default or an Event of Default hereunder, (3) ten (10) days prior to such Acquisition, the Company provides to each holder of the Notes written notice of such Acquisition and evidence that such Acquisition complies with the terms and conditions contained herein, (4) the amount of such Acquisition, together with the amount of all other acquisitions consummated within the twelve (12) consecutive months (including all other Acquisitions by merger or otherwise as permitted under this Section 10.3 and Section 10.5 hereof), does not exceed $15,000,000 and (5) in connection with any merger involving the Company, the Company shall be the surviving corporation and in connection with any merger involving any Subsidiary (and not the Company), the Subsidiary shall be the surviving corporation.

    (c) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 10.3(d)); provided that the foregoing restrictions do not apply to:

      (i)  the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

      (ii) the sale of assets (including Subsidiary Stock disposed of pursuant to Section 10.3(d)) for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

        (1) such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the most recently ended period of twelve consecutive months (other than in the ordinary course of business and other than pursuant to Section 10.3(c)(i)), exceed 10% of Tangible Net Worth determined as of the end of the immediately preceding fiscal year;

        (2) in the opinion of the Company's Board of Directors, the sale is for fair value and is in the best interests of the Company; and

        (3) immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist.

    (d) The Company will not sell, transfer or otherwise dispose of any Subsidiary Stock of a Subsidiary (except to qualify directors or in connection with a merger or consolidation permitted under Section 10.3(b)) or any Indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of any Subsidiary Stock or Indebtedness of any Subsidiary (other than to the Company or a Wholly-owned Subsidiary), unless:

      (i)  simultaneously with such sale, transfer or disposition, all shares of Subsidiary Stock and all Indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

      (ii) in the opinion of the Company's Board of Directors, the proposed sale, transfer or disposition of said shares of Subsidiary Stock and Indebtedness is in the best interests of the Company;

      (iii) said shares of Subsidiary Stock and Indebtedness are sold, transferred or otherwise disposed of to a Person on terms reasonably deemed by the Board of Directors of the Company to be adequate and satisfactory;

      (iv) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

      (v) such sale, transfer or other disposition shall be treated as a disposition under and shall satisfy the requirements of Section 10.3(c)(ii) hereof.

    (e) The Company will not permit any Subsidiary to issue any Subsidiary Stock to any Person other than the Company or a Wholly-owned Subsidiary except (i) to qualify directors or (ii) in connection with an issuance of Subsidiary Stock whereby the Company or such Subsidiary maintains its same proportionate interest in such Subsidiary.

    Section 10.4.  Indebtedness and Senior Debt.  (a) Neither the Company nor any Subsidiary shall create, incur or become liable for any Indebtedness except:

      (i)  Indebtedness incurred under this Agreement, the Other Agreements, the Notes and the Subsidiary Guaranty;

      (ii) existing Indebtedness as described in Schedule 5.15;

      (iii) Senior Debt incurred after the date of Closing (including, without limitation, amounts owing under the Supplemental Credit Agreement); provided that, at the time such Senior Debt is incurred and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default shall exist under any of Sections 9.6, 9.7, 9.9 and 10.4(b) hereof, after giving effect to the incurrence of such Senior Debt and the application of the proceeds thereof on a pro forma basis as of the end of the immediately preceding fiscal quarter; and

      (iv) current accounts payable or accrued or other current liabilities incurred by the Company or a Subsidiary in the ordinary course of business;

      (v) Indebtedness for the deferred purchase price, or for obligations under leases, of real and personal property used by the Company or a Subsidiary in its business (excluding financing or synthetic leases);

      (vi) Indebtedness incurred in respect of any Acquisition permitted under Section 10.3 or 10.5, which, in the aggregate, measured on any rolling twelve (12) month period, does not exceed $15,000,000; provided, that such Indebtedness shall be permitted under all applicable provisions of Sections 9.6, 9.7, 9.9, 10.4(a)(iii) and 10.4(b) hereof, after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on a pro forma basis as of the end of the immediately preceding fiscal quarter; and

      (vii) Subordinated Debt of the Company.

    (b) In addition to the requirements of Section 10.4(a), the Company shall not at any time permit:

      (i)  the aggregate amount of outstanding Senior Debt (including Senior Debt described in Schedule 5.15) to exceed $110,000,000;

      (ii) the aggregate amount of Senior Debt outstanding under the Private Placement Agreement and the senior notes issued thereunder to exceed $10,750,000 (plus capitalized interest, if any, under such Agreement and notes); and

      (iii) the aggregate amount of Senior Unsecured Debt to exceed $10,000,000.

    (c) Promptly upon the incurrence by the Company of any Senior Debt after the date of Closing (other than under the Senior Credit Agreement or Private Placement Agreement), the Company will provide the holders of the Notes with written notice of the incurrence of such Senior Debt, which notice shall include (x) a copy of the executed agreement or other instrument (with all exhibits and schedules) pursuant to which such Senior Debt was incurred, (y) a confirmation that such Senior Debt was incurred within all applicable limitation in this Agreement and (z) a list of the names and addresses of all holders of such Senior Debt.

    Section 10.5.  Guaranties, Etc.  Except for the guaranties set forth on Schedule 10.5 hereto, neither the Company nor any Subsidiary shall assume, guaranty, endorse or otherwise become directly or contingently liable for, or obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, other than by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business.

    Section 10.6.  Liens.  Neither the Company nor any Subsidiary shall create, assume or suffer to exist any Lien except (a) Liens granted by the Company and its Subsidiaries securing Indebtedness outstanding under the Senior Credit Agreement and the Senior Private Placement Agreement and (b) Liens described on Schedule 10.6 hereto.

    Section 10.7.  Investments.  The Company shall not make any loan or advance to any Person or purchase or otherwise acquire the capital stock, assets or obligations of, or any interest in, any Person, except:

      (a) commercial bank time deposits maturing within one year;

      (b) marketable general obligations of the United States or a State or marketable obligations fully guaranteed by the United States;

      (c) short-term commercial paper with the highest rating of a generally recognized rating service; or

      (d) an Acquisition of another Person engaged in business similar or related to the Company's, provided that (i) prior to such Acquisition, no Default or Event of Default has occurred nor is continuing and such Acquisition shall not cause a Default or an Event of Default hereunder, (ii) ten (10) days prior to such Acquisition, the Company provides to each holder of the Notes written notice of such Acquisition and evidence that such Acquisition complies with the terms and conditions contained herein, and (iii) the amount of such Acquisition, together with the amount of all other acquisitions consummated within the twelve (12) consecutive months (including any Acquisitions by merger as permitted under Section 10.2 hereof), does not exceed $15,000,000.

    Section 10.8.  Operations.  The Company shall not engage in any activity which is substantially different from or unrelated to the then present business activities or products of the Company.

    Section 10.9.  ERISA Compliance.  Neither the Company nor any member of the Controlled Group nor any Plan will:

      (i)  engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of ERISA) which could result in a material liability to the Company;

      (ii) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived which could result in a material liability to the Company;

      (iii) terminate any Pension Plan in a manner which could result in a material liability to the Company or could result in the imposition of a material Lien on any property of the Company or any member of the Controlled Group pursuant to Section 4068 of ERISA; or

      (iv) violate state or federal securities laws applicable to any Plan in any material respect.

    Section 10.10.  Amendment or Waivers of Certain Documents: Restrictions Relating to Prepayment of the Note.  (a) The Company will not enter into any oral or written amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of any Senior Credit Document or any security documents related thereto if the effect or result of any such amendment, supplement, alteration, waiver or other modification is (1) to advance the date of any required prepayment or repayment of any Senior Indebtedness to a date earlier than those contemplated in the Senior Credit Documents as in effect on the date of Closing, (2) (i) to increase by more than 2% per annum the interest rate applicable under the Senior Credit Agreement to any pricing tier, or the default interest rate, as such pricing tiers and interest rates are set forth on the date of Closing, after giving effect to the Second Amendment to the Senior Credit Agreement or (ii) to increase the interest rate payable in connection with any other Senior Indebtedness by an amount greater than 2.0% per annum over the rate payable on the date of Closing, or (3) to increase the principal amount of permitted Senior Debt above $110,000,000. Without limiting the foregoing, the Company will not enter into an extension, renewal, or refunding of any Senior Credit Document which would not otherwise be within and permitted by the limitations of this Section 10.10(a).

    (b) The Company will not, directly or indirectly, enter into any restriction or limitation on its ability to prepay or repay the Notes, other than (i) as provided in Section 11 hereof and (ii) restrictions contained in the Senior Credit Agreement and the Senior Private Placement Agreement as in effect on the date of Closing.

    (c) The Company will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the performance of their respective obligations hereunder or under the Subsidiary Guaranty, the Notes, the Warrants or any other instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or thereof.

    Section 10.11.  Restrictions on Certain Subsidiaries.  The Company will not permit Spider or Ramparts to transact any business or own any assets; such Subsidiaries are and shall continue to exist solely as shell corporations.

SECTION 11.  SUBORDINATION PROVISIONS.

    All Note Indebtedness is and shall remain subordinate and junior in right of payment to all payments of Senior Indebtedness, whether now outstanding or hereafter incurred, to the extent and in the manner provided in this Section 11:

      (a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness shall be entitled to receive from the Company payment in full of all Senior Indebtedness owed thereby in cash or other property acceptable to the holders of the Senior Indebtedness (or to have such payment duly provided for in a manner satisfactory to the holders of said Senior Indebtedness) before the holders of the Note Indebtedness are entitled to receive any payment from the Company in respect of the Note Indebtedness owed thereby, and to that end the holders of Senior Indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or Securities, which may be payable or deliverable in any such proceedings in respect of the Note Indebtedness, excepting only Securities which are in all respects subordinate and junior in right of payment to the payment in full of all Senior Indebtedness then due and owing upon terms substantially similar to those contained in this Agreement.

      (b) Upon the happening of any Senior Payment Default, the holders of the Note Indebtedness shall not be entitled to receive any payment on account thereof during the period beginning on the date such Senior Payment Default shall occur and ending upon the earliest of (1) the date such Senior Payment Default has been waived in writing by the Required Lenders of the related Senior Indebtedness, (2) the date on which notice that such Senior Payment Default shall have ceased to exist is given by the Required Lenders, or an authorized agent of such Required lenders, if any, of the related Senior Indebtedness to the holders of the Note Indebtedness (or, at the option of the holders of Senior Indebtedness, by the Company), and (3) the date on which such Senior Payment Default has been cured. Upon the expiration of any period during which payments to the holders of Note Indebtedness were withheld pursuant to this paragraph (b), but subject to the provisions of paragraph (c) below, the Company shall promptly make all payments to the holders of Note Indebtedness so withheld.

      (c) Upon the happening of any Senior Event of Default and the giving of written notice thereof by the Required Lenders of the related Senior Indebtedness or an authorized agent of such Required Lenders, if any, to the holders of the Note Indebtedness and to the Company in the manner provided in Section 19 hereof (the date on which both such conditions have been satisfied being herein referred to as a "Blockage Commencement Date"), then the holders of the Note Indebtedness shall not be entitled to receive any payment on account thereof during the period beginning on the Blockage Commencement Date and ending upon the earliest of (1) the date such Senior Event of Default has been waived in writing by the Required Lenders, or by an authorized agent for the Required Lenders, if any, of the Senior Indebtedness with respect to which such Senior Event of Default shall have occurred, (2) the date on which notice that such Senior Event of Default shall have ceased to exist is given by the Required Lenders, or an authorized agent of such Required Lenders, if any, of the Senior Indebtedness with respect to which such Senior Event of Default shall have occurred to the holders of Note Indebtedness (or, at the option of the holders of the related Senior Indebtedness, by the Company), (3) the date on which such Senior Event of Default has been cured and (4) the date which is (A) the 180th day after the Blockage Commencement Date in the case of a Material Senior Covenant Default or (B) the 90th day after the Blockage Commencement Date in the case of any Other Senior Event of Default; provided, however, that (i) no more than one blockage period under this paragraph (c) may occur during any period of 270 consecutive days, (ii) no more than four blockage periods under this paragraph (c) may occur while the Note Indebtedness remains outstanding, and (iii) no facts or circumstances constituting a Senior Event of Default existing on any Blockage Commencement Date may be used as a basis for any subsequent blockage period unless cured, waived or otherwise do not exist for a period of not less than 90 days, it being understood that any Senior Event of Default arising under a covenant tested on the last day of a fiscal period shall be deemed to continue until the next testing date unless prior thereto evidence that such Senior Event of Default has been cured, waived or otherwise ceases to exist is delivered by the Company to the holders of the Note Indebtedness. Upon the expiration of any period during which payments to the holders of Note Indebtedness were withheld pursuant to this paragraph (c), but subject to the provisions of paragraph (b) above, the Company shall promptly make all payments to the holders of Note Indebtedness so withheld.

      (d) The Company shall not make, and the holders of Note Indebtedness shall not accept, any payment or prepayment of principal on the Notes prior to April 30, 2004 if a Senior Event of Default would occur as a result of such payment.

      (e) No holder of Note Indebtedness shall commence judicial enforcement of any of the rights and remedies under this Agreement, the Notes or any other document or instrument pertaining thereto, including, without limitation, the initiation of any insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings relative to the Company or its property or any Subsidiary or its property, unless prior thereto the applicable Standstill Period (as defined below) shall have expired, which period shall have commenced on the date on which such holder of Note Indebtedness shall have provided the holders of Senior Indebtedness outstanding under the Senior Credit Agreement and the Senior Private Placement Agreement (or if the holders of such Senior Indebtedness have an authorized agent, then to such authorized agent) with written notice of the Event of Default giving rise to any such remedy, suit or proceeding; provided, however, that the restrictions contained in this paragraph (e) shall not apply with respect to the Company (i) to the extent necessary solely to prevent the expiration of any applicable statute of limitations or similar law, or (ii) after the earliest to occur of (x) the commencement of any insolvency, bankruptcy, receivership, liquidation or reorganization proceedings or arrangements relative to the Company or any Subsidiary (other than any such proceeding or arrangement initiated by any holder of Note Indebtedness), (y) the acceleration of all Senior Indebtedness outstanding under any one of the Senior Credit Documents or (z) the initiation by any holder of Senior Indebtedness of any suit, action or proceeding in the nature of a foreclosure to enforce any rights, powers or remedies of the holders of the Senior Indebtedness with respect thereto. As used herein, the term "Standstill Period" means (A) in connection with any Standstill Period initiated at the time a Material Senior Covenant Default or Senior Payment Default exists, 180 days and (B) in connection with any Standstill Period initiated at any other time, 60 days.

      (f)  In the event that any holder of Note Indebtedness shall obtain any cash or other assets of the Company, whether by voluntary action of the Company, as a result of any administrative, legal or equitable action, or otherwise, in violation of the provisions of this Section 11, such holder of Note Indebtedness shall hold such cash or other assets in trust for the benefit of the holders of Senior Indebtedness and if, within 360 days of receipt of such cash or other assets, such holder obtains actual knowledge that such payment is in violation of the provisions of this Section 11 or is notified in writing of such fact by the Required Lenders or by an authorized agent for the Required Lenders, then such holder shall pay, deliver and assign to the holders of the Senior Indebtedness such cash or other assets for application to the Senior Indebtedness (to the extent necessary to pay the remaining Senior Indebtedness in full) within 30 days of its receipt of such knowledge or notification. Any payment, delivery or assignment of cash or other assets by the holders of Note Indebtedness to the holders of Senior Indebtedness pursuant to this paragraph (f) shall be made pursuant to the instructions of the Required Lenders.

      (g) The Company will give prompt written notice to the holders of Note Indebtedness of any default under any Senior Indebtedness and shall promptly upon request provide to the holders of the Note Indebtedness the names and addresses of the holders of the Senior Indebtedness, and the name and address of any agent acting on their behalf. In addition, the Company agrees to promptly notify the holders of Note Indebtedness of the cure, waiver or other cessation of any such default under any Senior Indebtedness. If any notice sent by the Company to the holders of the Notes pursuant to this Section 11 states that certain conditions exist under any Senior Credit Document (including, but not limited to, the cure, waiver or cessation of any Senior Event of Default), then the existence of such conditions shall be demonstrated to the satisfaction of the holders of the Notes, including, if so required by the holders of Note Indebtedness, by delivery of a copy of any waiver, agreement or other instrument delivered by the holders of Senior Indebtedness.

    No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of the Company, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder of Senior Indebtedness may have or be otherwise charged with.

    The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness, on the one hand, and the holders of the Note Indebtedness, on the other hand, and nothing herein shall impair, as between the Company and the holders of the Note Indebtedness, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Note Indebtedness the entire amount thereof in accordance with the terms of the Note Indebtedness and this Agreement, nor shall anything herein prevent the holder of any Note Indebtedness from exercising all remedies otherwise permitted by applicable law or under this Agreement or the Note Indebtedness upon default under this Agreement or the Note Indebtedness, subject to the rights, if any, of holders of Senior Indebtedness as herein provided (including the terms of this Section 11). In furtherance and not in limitation of the foregoing provision, no provision of this Agreement shall prevent or be deemed or construed to prevent any holder of Note Indebtedness from accelerating the maturity thereof in accordance with the provisions of Section 13.1 hereof.

    Upon payment in full of the Senior Indebtedness in cash or other property acceptable to the holders of the Senior Indebtedness, the holders of the Note Indebtedness shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions of assets of the Company made on or in respect of Senior Indebtedness until all principal, prepayment charge or Make-Whole Amount, if any, and interest due under the Note Indebtedness and all other amounts payable to the holders of the Note Indebtedness shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Indebtedness of any cash, property, stock or obligations to which the holders of the Note Indebtedness were entitled shall, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holders of the Note Indebtedness, be deemed to be a payment by the Company to or on account of Senior Indebtedness.

    In the event of any of the proceedings referred to in paragraph (a) above, if any holder of Note Indebtedness has not filed any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Company in respect of the Note Indebtedness held by such holder within 30 days before the expiration of the time to file the same, then and in such event, but only in such event, any holder of the Senior Indebtedness may notify such holder in the manner provided in Section 19 of such fact and that such holder of the Senior Indebtedness shall, if such claim, proof of claim or other instrument of similar character is not so filed by such holder of Note Indebtedness at least 15 days before the expiration of the time to file the same, as an attorney-in-fact for such holder of Note Indebtedness, file any claim, proof of claim or such other instrument of similar character on behalf of such holder of Note Indebtedness. At any time within 10 days prior to the expiration of the time to file such claim, proof of claim or other instrument, if such holder of Note Indebtedness has not so filed the same, the holder of the Senior Indebtedness which has complied with the notice provisions in the immediately preceding sentence may, then, as attorney-in-fact for such holder of Note Indebtedness and at its sole expense, file such claim, proof of claim or other instrument. Notwithstanding the foregoing, the holder of Note Indebtedness which has not filed such claim, proof of claim or other instruments shall nevertheless retain all rights to enforce and vote such claim, proof of claim or other instrument in its capacity as the holder of such Note Indebtedness.

    By its acceptance of any Note, each holder of Note Indebtedness evidenced thereby acknowledges and agrees that:

      (i)  the provisions of this Section 11 are for the benefit of and may be enforced by the holders of the Senior Indebtedness; and

      (ii) the holders of the Notes will not amend the provisions of this Section 11 (or any definition used in this Section 11 which is material to the subordination provided herein) without the prior written consent of the Required Lenders. Any amendment to this Section 11 or such definitions without such prior written consent shall be ineffective.

SECTION 12.  EVENTS OF DEFAULT.

    An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

      (a) the Company defaults in the payment of any principal, prepayment charge or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

      (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

      (c) the Company defaults in the performance of or compliance with any term contained in Sections 9.5 through 9.10, inclusive, or Sections 10.1 through 10.10, inclusive; or

      (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 12); or

      (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement, or by an officer of any Guarantor in the Subsidiary Guaranty, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

      (f)  the Subsidiary Guaranty, if any, shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by a Governmental Authority of competent jurisdiction that such agreement is invalid, void or unenforceable or any Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under the Subsidiary Guaranty, as applicable; or

      (g) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $100,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $100,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $100,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

      (h) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

      (i)  a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

      (j)  a final judgment or judgments for the payment of money aggregating in excess of $500,000 (after excluding from such amount that portion thereof, if any, covered by insurance for which the insurer has not denied its liability in respect thereof) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal; or

      (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $100,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 12(k), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 13.  REMEDIES ON DEFAULT, ETC.

    Section 13.1.  Acceleration.  (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 12(other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

    (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

    (c) If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder of Notes at the time outstanding affected by such Event of Default may at any time, at its option, by notice or notices to the Company, declare all the Notes held by it to be immediately due and payable.

    Upon any Note's becoming due and payable under this Section 13.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

    Section 13.2.  Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

    Section 13.3.  Rescission.  At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

    Section 13.4.  No Waivers or Election of Remedies, Expenses, etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

SECTION 14.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

    Section 14.1.  Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

    Section 14.2.  Transfer and Exchange of Notes.  (a) Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee of a Note, or purchaser of a participation therein, shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note or participation as you and the Other Purchasers have made pursuant to Section 6.2, provided that such entity may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such entity of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

    (b) Without limiting clause (a) of this Section 14.2, the Company will, in the event that any holder of the Notes delivers the Note or Notes held by it to the Company's as payment in full of all or any portion of the Warrant Price pursuant to the Warrant and the principal of such Note or Notes shall be in excess of the amount of principal sought to be applied by such holder in respect of the Warrant Price related to the Warrant held by it, promptly issue to such holder a new Note or Notes in an aggregate principal amount equal to such excess.

    Section 14.3.  Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

      (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

      (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at their own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.  PAYMENTS ON NOTES.

    Section 15.1.  Place of Payment.  Subject to Section 15.2, payments of principal, prepayment charge and Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Kent, Washington, at the principal office of the Company in such jurisdiction or at the principal office of a bank or trust company in such jurisdiction which the Company agrees to designate at any time when there is any holder of any Note not entitled to the benefits of Section 15.2. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

    Section 15.2.  Home Office Payment.  So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, prepayment charge and Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this

Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

SECTION 16.  EXPENSES, ETC.

    Section 16.1.  Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note or Warrant in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Subsidiary Guaranty, the Warrants or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Subsidiary Guaranty, the Notes or the Warrants or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Subsidiary Guaranty, the Notes or the Warrants or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors' fees and reasonable attorneys' fees of one counsel to all holders of the Notes, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Subsidiary Guaranty and by the Notes. The Company will pay, and will save you and each other holder of a Note or Warrant harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

    Section 16.2.  Survival.  The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Subsidiary Guaranty, if any, or the Notes, and the termination of this Agreement.

SECTION 17.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

    All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Subsidiary Guaranty, if any, and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Subsidiary Guaranty, if any, the Notes and the Warrants embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.  AMENDMENT AND WAIVER.

    Section 18.1.  Requirements.  (a) This Agreement, the Subsidiary Guaranty and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (ii) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or prepayment charge or of the Make-Whole Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (3) amend any of Section 8, 12(a), 12(b), 13, 18 or 21.

    (b) The Warrants may be amended in the manner prescribed therein.

  Section 18.2.  Solicitation of Holders of Notes.

    (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, of the Subsidiary Guaranty or of the Notes or the Warrants. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

    (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of the Notes unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding whether or not such holder consented to such waiver or amendment.

    Section 18.3.  Binding Effect, etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

    Section 18.4.  Notes Held by Company, etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19.  NOTICES.

    All notices and communications provided for hereunder shall be in writing and sent (a) by confirmed telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

      (i)  if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

      (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

      (iii) if to the Company, at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

SECTION 20.  REPRODUCTION OF DOCUMENTS.

    This Agreement, the Subsidiary Guaranty and the Warrants and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes and Warrants themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes or Warrants from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 21.  CONFIDENTIAL INFORMATION.

    For the purposes of this Section 21, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary or which, by its nature, should reasonably be understood to constitute material, non-public information (and which shall include, without limitation, the proceedings of all board of directors, meetings and information furnished in connection therewith), provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, trustees, officers, employees, agents, attorneys and affiliates who are advised of the confidential nature thereof (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this

Agreement; provided that in the event you shall be required to disclose any Confidential Information in response to any subpoena or legal process or in connection with any litigation referred to in the foregoing subclauses (w) through (y), you will use your best efforts to give the Company notice of such request so that the Company may, if legally permitted to do so, contest or seek a protective order prior to the disclosure thereof. In the event that such protective order or other remedy is not obtained on or prior to the date such information is required to be disclosed, or the Company elects not to seek any such protective order or remedy, you shall be permitted to disclose the Confidential Information requested in compliance with such subpoena or legal process or in connection with such litigation. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee or any other holder that shall have previously delivered such a confirmation), such holder will confirm in writing that it is bound by the provisions of this Section 21.

SECTION 22.  SUBSTITUTION OF PURCHASER.

    You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

SECTION 23.  MISCELLANEOUS.

    Section 23.1.  Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

    Section 23.2.  Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of, prepayment charge or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

    Section 23.3.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

    Section 23.4.  Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

    Section 23.5.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by fewer than all, but together signed by all, of the parties hereto.

    Section 23.6.  Governing Law; Waiver of Jury Trial.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Washington, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State. The Company hereby irrevocably waives all right to a trial by jury in any suit, action or other proceeding instituted by or against it in respect of its obligations hereunder or the transactions contemplated by this Agreement, the Other Agreements, the Subsidiary Guaranty and the Warrants.

    Section 23.7.  Oral Agreements Not Enforceable.  Oral agreements or oral commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt are not enforceable under Washington Law.

    Section 23.8.  Interest.  In the event the obligation of the Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which the Company or any Subsidiary is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement and the Subsidiary Guaranty and the consummation of the transactions herein and therein contemplated, then, in that event, the rate of interest applicable with respect to the Notes shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest. Without limiting the foregoing, it is the intention of the parties hereto that each holder of the Notes shall conform to usury laws, if any, applicable to it. Accordingly, if the transactions with any holder of the Notes contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Notes, the Subsidiary Guaranty, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness evidenced by the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by each holder of the Notes under the Notes payable to such holder, this Agreement, the Subsidiary Guaranty or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited automatically, if theretofore paid, on the principal amount of the Indebtedness owed to such holder and (b) in the event that the maturity of any Note is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such holder may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such holder shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such holder on the principal amount of the Indebtedness owed to such holder by the Company.

*  *  *  *  *

    If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
FLOW INTERNATIONAL CORPORATION
By
Name: Title:
The foregoing is hereby agreed to as of the date thereof.
[VARIATION]
By
Name: Title:

INFORMATION RELATING TO PURCHASERS

NAMES AND ADDRESSES OF PURCHASERS	PRINCIPAL AMOUNT OF SENIOR NOTES TO BE PURCHASED
JOHN HANCOCK LIFE INSURANCE COMPANY	$23,500,000 $3,500,000
(for the General Account, Closed Block, Separate Account 3SA) John Hancock Place 200 Clarendon Street Boston, Massachusetts 02117

    Payments

    All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immedia tely available funds for credit, not later than 12 noon, Boston time, to:

Fleet Boston ABA #011000390 Boston, Massachusetts 02110
Account of:	John Hancock Life Insurance Company Private Placement Collection Account
Account Number: 541-55417
On Order of: John Hancock Life Insurance Company and PPN: 343468 A@ 3
(Identifying each payment as Flow International Corporation, 13% Senior Subordinated
Notes due April 30, 2008, principal, premium or interest)

    Notices

    Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Accounting Division, B-3
    Fax: (617) 572-0628

    All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Accounting Division, B-3
    Fax: (617) 572-0628

SCHEDULE A
(to Note Purchase Agreement)

    All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Bond and Corporate Finance Group, T-57
    Fax: (617) 572-1605

    A copy of any notices relating to change in issuer's name, address or principal place of business or location of collateral and a copy of any legal opinions shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Law Division
    Fax: (617) 572-9269

    Name in which Notes are to be issued: John Hancock Life Insurance Company

    Taxpayer I.D. Number: 04-1414660

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NAMES AND ADDRESSES OF PURCHASERS	PRINCIPAL AMOUNT OF SENIOR NOTES TO BE PURCHASED
JOHN HANCOCK LIFE INSURANCE COMPANY (for the Separate Account 1Z) John Hancock Place 200 Clarendon Street Boston, Massachusetts 02117	$1,000,000

    Payments

    All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, Boston time, to:

    Investors Bank & Trust Company
    Boston, Massachusetts 02116
    ABA #011001438
    Account Name: Receipts
    Account Number: 796509107
    Reference: S/A 1Z, Account 77613
    On Order of: John Hancock Life Insurance Company and PPN: 343468 A@ 3
    (Identifying each payment as Flow International Corporation, 13% Senior Subordinated
    Notes due April 30, 2008, principal, premium or interest)

    Notices

    Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or faxed and mailed to:

    Investors Bank & Trust Company
    200 Clarendon Street
    Boston, Massachusetts 02116
    Attn: Jackie Argenzio
    Fax: (617) 927-8302

    All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or faxed and mailed to:

    Investors Bank & Trust Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attn: Jackie Argenzio
    Fax: (617) 927-8302

    All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Bond and Corporate Finance Group, T-57
    Fax: (617) 572-1605

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    A copy of any notices relating to change in issuer's name, address or principal place of business or location of collateral and a copy of any legal opinions shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Law Division
    Fax: (617) 572-9269

    Name in which Notes are to be issued: John Hancock Life Insurance Company

    Taxpayer I.D. Number: 04-1414660

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NAMES AND ADDRESSES OF PURCHASERS	PRINCIPAL AMOUNT OF SENIOR NOTES TO BE PURCHASED
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY John Hancock Place 200 Clarendon Street Boston, Massachusetts 02117	$2,000,000

    Payments

    All payments on account of the Notes or other obligations in accordance with the provisions thereof shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, Boston time, to:

Fleet Boston ABA #011000390 Boston, Massachusetts 02110
Account of:	John Hancock Life Insurance Company Private Placement Collection Account
Account Number: 541-55417
On Order of: John Hancock Variable Life Insurance Company and PPN: 343468 A@ 3
(Identifying each payment as Flow International Corporation, 13% Senior Subordinated Notes due April 30, 2008, principal, premium or interest)

    Notices

    Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or faxed and mailed to:

    John Hancock Variable Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Accounting Division, B-3
    Fax: (617) 572-0628

    All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or faxed and mailed to:

    John Hancock Variable Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Accounting Division, B-3
    Fax: (617) 572-0628

    All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Bond and Corporate Finance Group, T-57
    Fax: (617) 572-1605

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    A copy of any notices relating to change in issuer's name, address or principal place of business or location of collateral and a copy of any legal opinions shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Law Division
    Fax: (617) 572-9269

    Name in which Notes are to be issued: John Hancock Variable Life Insurance Company

    Taxpayer I.D. Number: 04-2664016

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NAMES AND ADDRESSES OF PURCHASERS	PRINCIPAL AMOUNT OF SENIOR NOTES TO BE PURCHASED
SIGNATURE 4 LIMITED c/o John Hancock Life Insurance Company John Hancock Place 200 Clarendon Street Boston, Massachusetts 02117	$1,000,000

    Payments

    All payments on account of the Notes or other obligations in accordance with the provisions of the Agreement shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, Chicago time, to:

    HARE & CO.
    c/o The Bank of New York
    ABA No. 021000018
    BNF: IOC566
    FFC: Account No. 77570
    On Order of: Signature 4 Limited and PPN: 343468 A@ 3
    (Identifying each payment as Flow International Corporation, 13% Senior Subordinated
    Notes due April 30, 2008, principal, premium or interest)

    Notices

    Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or faxed and mailed to:

Investors Bank & Trust Company	and	HARE & CO.
200 Clarendon Street		c/o The Bank of New York
Boston, Massachusetts 02116		P.O. Box 19266
Attention: Mike DeVelis		Newark, NJ 07195
Fax: (617) 927-8302

    All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or faxed and mailed to:

Investors Bank & Trust Company	and	HARE & CO.
200 Clarendon Street		c/o The Bank of New York
Boston, Massachusetts 02116		P.O. Box 19266
Attention: Mike DeVelis		Newark, NJ 07195
Fax: (617) 927-8302

    All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Bond & Corporate Finance Group, T-57
    Fax: (617) 572-1605

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    A copy of any notices relating to change in issuer's name, address or principal place of business or location of collateral and a copy of any legal opinions shall also be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Law Division
    Fax: (617) 572-9269

    Name in which Notes are to be issued: HARE & CO.

    Taxpayer I.D. Number: Not Applicable

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NAMES AND ADDRESSES OF PURCHASERS	PRINCIPAL AMOUNT OF SENIOR NOTES TO BE PURCHASED
SIGNATURE 5 L.P. c/o John Hancock Life Insurance Company John Hancock Place 200 Clarendon Street Boston, Massachusetts 02117	$4,000,000

    Payments

    All payments on account of the Notes or other obligations in accordance with the provisions of the Agreement shall be made by bank wire transfer of immediately available funds for credit, not later than 12 noon, Chicago time, to:

    HARE & CO.
    c/o The Bank of New York
    ABA No. 021000018
    BNF: IOC566
    FFC: Account No. 77634
    On Order of: Signature 5 L.P. and PPN: 343468 A@ 3
    (Identifying each payment as Flow International Corporation, 13% Senior Subordinated
    Notes due April 30, 2008, principal, premium or interest)

    Notices

    Contemporaneous with the above wire transfer, advice setting forth (1) the full name, interest rate and maturity date of the Notes or other obligations; (2) allocation of payment between principal and interest and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered or faxed and mailed to:

Investors Bank & Trust Company	and	HARE & CO.
200 Clarendon Street		c/o The Bank of New York
Boston, Massachusetts 02116		P.O. Box 19266
Attention: Mike DeVelis		Newark, NJ 07195
Fax: (617) 927-8302

    All notices with respect to prepayments, both scheduled and unscheduled, whether partial or in full, and notice of maturity shall be delivered or faxed and mailed to:

Investors Bank & Trust Company	and	HARE & CO.
200 Clarendon Street		c/o The Bank of New York
Boston, Massachusetts 02116		P.O. Box 19266
Attention: Mike DeVelis		Newark, NJ 07195
Fax: (617) 927-8302

    All other communications which shall include, but not be limited to, financial statements and certificates of compliance with financial covenants, shall be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Bond & Corporate Finance Group, T-57
    Fax: (617) 572-1605

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    A copy of any notices relating to change in issuer's name, address or principal place of business or location of collateral and a copy of any legal opinions shall also be delivered or faxed and mailed to:

    John Hancock Life Insurance Company
    200 Clarendon Street
    Boston, Massachusetts 02117
    Attention: Investment Law Division
    Fax: (617) 572-9269

    Name in which Notes are to be issued: HARE & CO.

    Taxpayer I.D. Number: Not Applicable

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DEFINED TERMS

    Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.

    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

    As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

    "Acquiring Person" has the meaning given in Section 8.3.

    "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

    "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

    "Agreements" means this Agreement and the Other Agreements.

    "Blockage Commencement Date" is defined in Section 11(c).

    "Business Day" means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Seattle, Washington are required or authorized to be closed.

    "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

    "Cash Flow" has the meaning given in Section 9.6.

    "Change of Control" has the meaning given in Section 8.3.

    "Change of Control Prepayment Date" has the meaning given in Section 8.3.

    "Closing" is defined in Section 3.

SCHEDULES 4.12 through 10.6
(to Note Purchase Agreement)

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

    "Company" is defined in Section 1.

    "Company Notice" has the meaning given in Section 8.3.

    "Confidential Information" is defined in Section 21.

    "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

    "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

    "Default Rate" means that rate of interest that is the greater of (i) 15% per annum or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in Seattle, Washington (or any successor thereto) as its "base" or "prime" rate.

    "Domestic Subsidiary" means a Subsidiary of the Company incorporated and organized under the laws of any state of the United States or the District of Columbia.

    "EBITDA" has the meaning given in Section 9.7.

    "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

    "Event of Default" is defined in Section 12.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fixed Charge Coverage Ratio" shall have the meaning given in Section 9.6.

    "Fixed Charges" shall have the meaning given in Section 9.6.

    "Funded Debt" shall mean all interest bearing liabilities of the Company, including capitalized lease obligations.

    "Funded Debt Ratio" shall have the meaning given in Section 9.7.

    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

    "Governmental Authority" means

      (a) the government of

         (i) the United States of America or any State or other political subdivision thereof, or

        (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

A–2

      (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

    "Guarantor" shall have the meaning given in Section 2.3.

    "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

      (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

      (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

      (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

      (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

    "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

    "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

    "Indebtedness" means for any Person (a) all items of indebtedness or liability (except capital, surplus, deferred credits and reserves, as such) which would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date as of which indebtedness is determined, (b) indebtedness secured by any Lien, whether or not such indebtedness shall have been assumed, (c) any other indebtedness or liability for borrowed money or for the deferred purchase price of property or services for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (d) any other obligations of such Person under leases which shall have been or should be recorded as capital leases, and (e) guarantees or other contingent obligations, including, without limitation, any obligations under any Swap Documents.

    "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

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    "Lien" means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest, except (a) liens for Taxes which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof; (b) liens imposed by law (such as mechanics' liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof with, in the case of liens on property of the Company, provision having been made to the satisfaction of the Required Holders for the payment thereof in the event the contest is determined adversely to the Company; and (c) deposits or pledges under worker's compensation, unemployment insurance, social security or other similar laws or made to secure the performance of bids, tenders, contracts (except for repayment of borrowed money), or leases (excluding financing leases, synthetic leases and the like), or to secure statutory obligations or surety or appeal bonds or to secure indemnity, performance, customs or other similar bonds given in the ordinary course of business.

    "Majority Senior Creditors" means the holder or holders of at least 51% in aggregate principal amount of all Senior Indebtedness at the time outstanding counted as a single class.

    "Make-Whole Amount" is defined in Section 8.7.

    "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

    "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

    "Material Senior Covenant Default" means any event of default arising under the provisions of the Senior Credit Documents by reason of a default in the performance or observance of any of the provisions of (a) with respect to the Senior Credit Agreement, the covenants reflecting in substance the restrictions contained in Sections 6.12 through 6.15, 6.17, 7.1 through 7.3, 7.5 and 7.6 thereof as in effect on the date of Closing (as such covenants may be amended from time to time in accordance with the terms hereof), (b) with respect to the Senior Private Placement Agreement, the covenants reflecting in substance the restrictions contained in Sections 11.2 through 11.11, Section 12(f)(i) and Section 12(f)(ii) thereof as in effect on the date of Closing (as such covenants may be amended from time to time in accordance with the terms hereof), and (c) with respect to any other Senior Credit Document, any event of default arising under similar provisions contained in any such other Senior Credit Documents.

    "Minimum Net Worth" has the meaning given in Section 9.8.

    "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

    "Note Indebtedness" means (a) all principal of, prepayment charges and Make-Whole Amount, if any, and interest on the Notes, (b) all other amounts from time to time owing to the Noteholders pursuant to this Agreement and the Notes and (c) all amounts payable under the Subsidiary Guaranty, if any, of the amounts described in clauses (a) and (b) above.

    "Noteholder Notice" has the meaning given in Section 8.3.

    "Notes" is defined in Section 1.

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    "Offering Materials" means and includes (a) the 14 page Confidential paper entitled "Flow International Corporation" prepared by Banc of America Securities LLC regarding the Company's effort to raise junior capital to fund the growth of its Food Safety business line and (b) the Investor Presentation dated February 2001.

    "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

    "Other Agreements" is defined in Section 2.

    "Other Purchasers" is defined in Section 2.

    "Other Senior Event of Default" means any "Event of Default" arising under the provisions of the Senior Credit Documents other than a Senior Payment Default or a Material Senior Covenant Default.

    "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

    "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

    "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

    "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

    "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

    "Ramparts" is defined in Section 5.15(c).

    "Required Holders" means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

    "Required Lenders" means:

      (a) with respect to the waiver of any Senior Event of Default (i) in the case of the Senior Credit Agreement, the holder or holders of that percentage of the principal amount of the Senior Indebtedness at the time outstanding under the Senior Credit Agreement which are required under the terms of the Senior Credit Agreement to waive the Senior Event of Default in question, (ii) in the case of the Private Placement Agreement, the holder or holders of that percentage of the principal amount of the senior notes outstanding under the Private Placement Agreement which are required under the terms of the Private Placement Agreement to waive the Senior Event of Default in question, and (iii) in the case of any other Senior Credit Document, the holder or holders of that percentage of the principal amount of the Senior Indebtedness at the time outstanding under such other Senior Credit Document which are required under the terms thereof to waive the Senior Event of Default in question; and

      (b) with respect to Section 11(e) and the last paragraph of Section 11, (i) the holder or holders of that percentage of the principal amount of the Senior Indebtedness at the time outstanding under the Senior Credit Agreement which is required under the terms of the Senior Credit Agreement to approve the terms of subordinated debt and (ii) the holders of at least 66 2/3% in aggregate principal amount of the Senior Notes outstanding under the Private Placement Agreement.

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    "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

    "Securities Act" means the Securities Act of 1933, as amended from time to time.

    "Security" shall have the same meaning as in Section 2(1) of the Securities Act.

    "Senior Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of December 29, 2000 among the Company and Bank of America, N.A., as Agent and Lender, U.S. Bank National Association and Keybank National Association, as amended by the First Amendment dated as of February 28, 2001, and the Second Amendment dated as of May 25, 2001, as the same may be further amended, modified or supplemented in accordance with the terms hereof.

    "Senior Credit Documents" means (a) the Senior Credit Agreement, (b) the Supplemental Credit Agreement, (c) the Senior Private Placement Agreement, and (d) each other credit or loan agreement or facility for borrowed money entered into by the Company (including any extension, renewal or refinancing of the agreements described in clauses (a) through (c) hereof); provided that (x) the Indebtedness outstanding under any agreement or facility described in clause (d) shall have been incurred within the limitations of Sections 10.4(a) and 10.4(b) and (y) at the time of such incurrence and after giving effect thereto, no Default or Event or of Default shall exist. "Senior Credit Documents" shall include the agreements and facilities described in the foregoing clauses (a) through (d), as the same may hereafter be amended, modified or supplemented in accordance with the terms hereof.

    "Senior Debt" means, on a consolidated basis, Funded Debt of the Company and its Subsidiaries other than Subordinated Debt.

    "Senior Event of Default" means either a Material Senior Covenant Default or an Other Senior Event of Default.

    "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

    "Senior Funded Debt" means, as of the date of any determination, the sum of Funded Debt less the unpaid principal amount of the Notes, each as of such date of determination.

    "Senior Funded Debt Ratio" shall have the meaning given in Section 9.9.

    "Senior Indebtedness" means, without duplication:

      (a) with respect to the Senior Credit Agreement (i) all principal, premium, if any, interest (including interest accruing subsequent to the filing by or against the Company of any proceeding brought under the Bankruptcy Act of 1978, as amended, to the extent such interest is allowed as a claim in such proceeding), commitment fees, facility fees, unused lines fees and letter of credit fees outstanding under the Senior Credit Agreement, (ii) Swap Obligations between the Company and any lender under the Senior Credit Agreement, (iii) all reimbursement obligations relating to letters of credit issued under the Senior Credit Agreement, and (iv) all other claims for reimbursement, expenses and out-of-pocket costs incurred in connection with the Senior Credit Agreement, subject to the limit set forth in clause (x) below and (v) guaranties by Subsidiaries of any and all of such liabilities set forth in the preceding subclauses (i) through (iv); and

      (b) with respect to the Private Placement Agreement (i) all principal, premium, if any, interest (including interest accruing subsequent to the filing by or against the Company of any proceeding brought under the Bankruptcy Act of 1978, as amended, to the extent such interest is allowed as a claim in such proceeding), outstanding under the Private Placement Agreement and the senior notes issued thereunder, (ii) all other claims for reimbursement, expenses and out-of-pocket costs incurred in connection with the Private Placement Agreement subject to the

A–6

  limit set forth in clause (x) below and (iii) guaranties by Subsidiaries of any and all of such liabilities set forth in the preceding subclauses (i) and (ii);

      (c) with respect to all other Senior Credit Documents (i) all principal, premium, if any, interest (including interest accruing subsequent to the filing by or against the Company of any proceeding brought under the Bankruptcy Act of 1978, as amended, to the extent such interest is allowed as a claim in such proceeding), outstanding under such other Senior Credit Documents, (ii) all other claims for reimbursement, expenses and out-of-pocket costs incurred in connection such other Senior Credit Documents, subject to the limit set forth in clause (x) below and (iii) guaranties by Subsidiaries of any and all of such liabilities set forth in the preceding subclauses (i) and (ii);

provided, however, that for purposes of the subordination provisions contained in Section 11, (x) all claims for reimbursement, expenses and out-of-pocket costs incurred in connection with the Senior Credit Documents shall be limited to $1,000,000 in the aggregate and (y) the aggregate principal amount of Senior Indebtedness under the Senior Credit Documents shall not at any time exceed $110,000,000. Senior Indebtedness will exclude in all events trade credit and all other Indebtedness which by its terms is expressed as subordinate to any other Indebtedness of the Company.

    "Senior Payment Default" shall mean any default by the Company to make any payment of principal, interest or premium with respect to any Senior Indebtedness, whether at maturity, at a date fixed for payment or prepayment, by declaration or otherwise.

    "Senior Private Placement Agreement" means that certain Note Purchase Agreement dated as of September 1, 1995 between the Company and the Purchasers named therein, as amended by the First Amendment dated July 16, 1997 (effective as of April 30, 1997), the Second Amendment dated as of April 30, 2000, the Amendment dated as of January 1, 2001, and the Fourth Amendment dated as of April 30, 2001, as the same may be further amended, modified or supplemented in accordance with the terms hereof.

    "Senior Unsecured Debt" means Indebtedness for borrowed monies incurred by the Company, which Indebtedness (a) is evidenced by loan agreement(s), promissory note(s) or other documents and instruments in each case in form and substance reasonably satisfactory to the Required Holders, (b) is wholly unsecured, and (c) is owing to one or more financial institutions.

    "Spider" is defined in Section 5.15(c).

    "Subordinated Debt" means (a) the Notes and (b) all Indebtedness of the Company where the terms of the instrument or agreement creating or evidencing such Indebtedness has been approved in writing by the Required Holders and provides that such Indebtedness is (i) subordinated in right of payment to the Indebtedness of the Company to the holders of the Notes under the Agreements and the Notes and (ii) is unsecured.

    "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person together with one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

    "Subsidiary Guaranty" is defined in Section 9.10.

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    "Subsidiary Stock" means, with respect to any Person, the stock, membership interests or other equity interests (or any options or warrants to purchase stock, membership interests or other equity interests or other Securities exchangeable for or convertible into stock, membership interests or other equity interests) of any Subsidiary of such Person.

    "Supplemental Credit Agreement" means the agreement between the Company and Bank of America under which Bank of America may extend credit to the Company up to a maximum principal amount at any time outstanding of Three Million Dollars ($3,000,000) repayable in foreign currencies or the U.S. Dollar equivalent.

    "Swap Documents" means any agreement between the Company and any lender under the Senior Credit Agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

    "Swap Obligations" means all liabilities of the Company arising under the Swap Documents entered into to protect the Company against fluctuations and interest rates or currency exchange rates and not for speculative purposes. For purposes of this Agreement, the amount of any Swap Obligation shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of the Company, based on the assumption that such Swap Obligation had terminated at the end of such fiscal quarter, and in making such determination, if any Agreement relating to such Swap Obligation provides for the netting of amounts payable by and to the Company thereunder, or if any such Agreement provides for the simultaneous payment of amounts by and to the Company, then in each such case, the amount of such obligation shall be the net amount so determined.

    "Tangible Net Worth" means the total assets less total liabilities excluding, however, from the determination of total assets: (a) intangible assets, (such as goodwill, patents, trademarks, copyrights, franchises and deferred taxes, including unamortized debt discount and research and development costs); (b) cash held in a sinking fund or other similar fund established for the purpose of redemption or other retirement of capital stock; (c) reserves for depreciation, depletion, obsolescences, or amortization of properties and other reserves or appropriations of retained earnings which have been established in connection with the Company's business; (d) any revaluation or other write-up in book value of assets subsequent to the fiscal year of the Company last ended as of August 31, 1998; and, for clarification purposes, excluding from total liabilities, minority interests; and (e) cumulative translation adjustment.

    "Tax" means, for any Person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such Person or on any property, revenue, income, or franchise of such Person and any interest or penalty with respect to any of the foregoing.

    "Warrants" is defined in Section 2.2.

    "Wholly-owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-owned Subsidiaries at such time.

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[FORM OF NOTE]

    THE NOTES ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR FEDERAL INCOME TAX PURPOSES, AND THE FOLLOWING INFORMATION IS PROVIDED IN ACCORDANCE WITH TREASURY REG. SECTION 1.1275-3. FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES, THE ISSUE PRICE IS $734.93, THE ORIGINAL ISSUE DISCOUNT IS $265.07, THE ISSUE DATE IS MAY 31, 2001 AND THE YIELD TO MATURITY IS 20.5923%.

    THE OBLIGATIONS EVIDENCED BY THIS NOTE ARE SUBJECT TO THE TERMS OF SUBORDINATION SET FORTH IN THE NOTE PURCHASE AGREEMENTS REFERRED TO BELOW. REFERENCE SHOULD BE MADE TO THE NOTE PURCHASE AGREEMENTS FOR A COMPLETE STATEMENT OF THE TERMS OF SUCH SUBORDINATION.

FLOW INTERNATIONAL CORPORATION

13% Senior Subordinated Note, due April 30, 2008

No. [ ]	[Date]
$[ ]	PPN 343468 A@3

    FOR VALUE RECEIVED, the undersigned, FLOW INTERNATIONAL CORPORATION, a Washington corporation (the "Company"), hereby promises to pay to [            ], or registered assigns, the principal sum of [            ] DOLLARS on April 30, 2008, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 13% per annum from the date hereof, payable semi-annually, on the last day of each April and October in each year, commencing with the April 30 or October 31 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any prepayment charge or Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 15% or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in Seattle, Washington (or any successor thereto) from time to time in Chicago, Illinois as its "base" or "prime" rate.

    Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Kent, Washington or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

    This Note is one of the 13% Senior Subordinated Notes, due April 30, 2008, of the Company in the aggregate principal amount of $35,000,000 (the "Notes") which were issued pursuant to separate Note Purchase Agreements, dated as of April 30, 2001 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreements, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.

EXHIBIT 1
(to Note Purchase Agreement)

    This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

    The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. On or after April 30, 2004, this Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.

    If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

    This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes to the rights and benefits provided pursuant to the terms and provision of a Subsidiary Guaranty (as defined in the Note Purchase Agreements). Reference should be made to the Note Purchase Agreements and the Subsidiary Guaranty for a statement of the nature and extent of the benefits afforded thereby.

    This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Washington excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

FLOW INTERNATIONAL CORPORATION
By
Name: Title:

E-1-2

DESCRIPTION OF OPINION OF COUNSEL TO THE COMPANY

    The closing opinion of Preston Gates & Ellis LLP, counsel for the Company, which is called for by Section 4.4(a) of the Note Purchase Agreements, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

      1.  The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Washington, has the corporate power and the corporate authority to execute and perform the Note Purchase Agreements and the Warrants and to issue the Notes and has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary.

      2.  Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary and all of the issued and outstanding shares of capital stock of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

      3.  Each Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      4.  The Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      5.  The Warrants have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      6.  No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery by the Company of the Agreement, the Other Agreements, the Warrants or the Notes.

EXHIBIT 4.4(a)
(to Note Purchase Agreement)

      7.  The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Note Purchase Agreements and the Warrants do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of the Company pursuant to the provisions of the Articles of Incorporation or By-laws of the Company, any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound or any Federal or Washington law to which the Company is subject.

      8.  The issuance, sale and delivery of the Notes and the Warrants under the circumstances contemplated by the Agreement and the Other Agreements does not, under existing law, require the registration of the Notes, the Warrants or the Common Stock issuable upon exercise of the Warrant under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

      9.  The issuance of the Notes and the use of the proceeds of the sale of the Notes in accordance with the provisions of and contemplated by the Agreement and the Other Agreements do not violate or conflict with Regulation T, U or X of the Board of Governors of the Federal Reserve System.

      10. The Company is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940, as amended.

      11. There is no litigation pending or, to the best knowledge of such counsel, threatened which in such counsel's opinion could reasonably be expected to have a materially adverse effect on the business or assets of the Company or which would impair the ability of the Company to issue and deliver the Notes or to comply with the provisions of the Agreement and the Other Agreements.

    The opinion of Preston Gates & Ellis LLP shall cover such other matters relating to the sale of the Notes and the Warrants as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.

E-4.4(a)-2

DESCRIPTION OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS

    The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by Section 4.5(b) of the Note Purchase Agreements, shall be dated the date of the Closing and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

      1.  The Company is a corporation, validly existing and in good standing under the laws of the State of Washington and has the corporate power and the corporate authority to execute and deliver the Note Purchase Agreements and the Warrants and to issue the Notes.

      2.  Each Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      3.  The Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

      4.  The Warrants have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law) and except that no opinion is expressed as to whether enforcement of the indemnity provisions contained in the Warrants may, under certain circumstances, be limited by public policy considerations.

      5.  The issuance, sale and delivery of the Notes and the Warrants under the circumstances contemplated by the Agreement and the Other Agreements does not, under existing law, require the registration of the Notes or the Warrants under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

    The opinion of Chapman and Cutler shall also state that the opinion of Preston Gates & Ellis LLP is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

    In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely solely upon an examination of the Articles of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Washington, the By-laws of the Company and the general business corporation law of the State of Washington. The opinion of Chapman and Cutler is limited to the laws of the State of Illinois, the general business corporation law of the State of Washington and the Federal laws of the United States.

    With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Notes.

E-4.4(a)-2

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TABLE OF CONTENTS
FLOW INTERNATIONAL CORPORATION 23500 - 64th Avenue South Kent, Washington 98032
$35,000,000 13% Senior Subordinated Notes, due April 30, 2008 and Warrants to Purchase Common Stock
  Dated as of April 30, 2001
INFORMATION RELATING TO PURCHASERS
DEFINED TERMS
[FORM OF NOTE]
FLOW INTERNATIONAL CORPORATION 13% Senior Subordinated Note, due April 30, 2008
DESCRIPTION OF OPINION OF COUNSEL TO THE COMPANY
DESCRIPTION OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS